Exhibit 16.2

May 2, 2023

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of VADO Corp.’s Current Report on Form 8-K dated April 27, 2023 and are in agreement with the statements relating only to M&K CPAS, PLLC contained therein. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ M&K CPAS, PLLC